SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                                FORM 8-K



                               CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):  June 17, 2004


                       EMAIL REAL ESTATE.COM, INC.
          (Exact name of registrant as specified in its charter)



           Colorado                   000-50782        84-1588441
 (State or other jurisdiction     (Commission File   (IRS Employer
         or incorporation)              Number)     Identification No.)



                21 Wilcox Street #C, Castle Rock, CO 80104
      (Address of principal executive offices, including zip code)


   Registrant's telephone number, including area code   (303) 257-7800


                                   N/A
      (Former name or former address, if changed since last report)

ITEM 1.  CHANGE OF CONTROL OF REGISTRANT

     (A) On June 17, 2004, Email Real Estate.com, Inc., a Colorado corporation (the "Company" or "EMLR") and its wholly-owned subsidiary EMLR Acquisition Corp., a Delaware corporation ("Merger Sub" or "EMLR Acquisition Sub") consummated an agreement and plan of merger (the "Merger Agreement") with Hudson Health Sciences, Inc., a Delaware corporation ("Hudson"). Hudson is a biotech company concentrating on cancer research.

     Pursuant to the Merger Agreement, Merger Sub will merge with and into Hudson. Hudson will be the surviving entity and wholly owned subsidiary of EMLR. At the effective time of the merger, we will issue to the stockholders of Hudson such number of shares of our capital stock that will represent approximately 87 percent of the aggregate outstanding shares of the Company on a fully-diluted basis upon completion of the Merger. Each Issued Hudson Share shall be converted into and exchangeable for one (1) share of fully paid and non-assessable shares of EMLR's newly-designated Series B Convertible Preferred Stock, par value $.01 per share (the "EMLR Series B Shares"). Each EMLR Series B Share shall be initially convertible into a number of shares of EMLR Common Stock equal to the quotient resulting from dividing (a) the product resulting from multiplying (i) the total number of shares of EMLR common stock outstanding on a fully-diluted basis immediately prior to the Effective Time by (ii) 6.692308, by (b) the total number of Issued Hudson Shares outstanding on a fully-diluted basis immediately prior to the Effective Time (the "Exchange Ratio") subject to adjustment for stock splits, combinations, recapitalizations and similar events.

     Each Hudson Series A Share issued and outstanding shall be converted into and exchangeable for one (1) share of fully paid and non-assessable share of EMLR's newly-designated Series A Convertible Preferred Stock, par value $.01 per share (the "EMLR Series A Shares"). Each EMLR Series A Shares and the EMLR Series B Shares shall, collectively, be initially convertible into a number of shares of EMLR Common Stock equal the Exchange Ratio subject to adjustment for stock splits, combinations, recapitalizations and similar events.

     All outstanding warrants, options and other rights to purchase or acquire shares of Hudson Common Stock outstanding immediately prior to the Closing shall convert to the right to purchase the same number of shares of EMLR Common Stock on the same basis of conversion set forth above; provided that the exercise price per share of EMLR Common Stock under each such converted warrant or right will be equal to the quotient obtained by dividing the exercise price per share of Hudson Common Stock under each outstanding Hudson warrant or right by the applicable Exchange Ratio.

     The summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement which is filed as an exhibit to this 8-K.

     (B) Simultaneous with the merger, EMLR entered into a Stock Purchase Agreement dated June 17, 2004 (the "Stock Purchase Agreement") with R&R Biotech, LLC, Turquoise Partners, LLC, Chase Financing, Inc. (collectively, the "Purchasers") and The Washington Trust (the "Seller" or "Trust"), pursuant to which the Trust is selling to the Purchasers shares of our common stock, subject to adjustment, which currently represents 88 percent of our outstanding shares.

     The number of shares to be sold to the Purchasers ("Purchased Shares") shall be (a) 10 percent of the total outstanding shares ("Fully-Diluted Shares") of Common Stock of the Company after the Merger as if all securities convertible into Common Stock of the Company, including options and warrants, had been converted, if the Merger is consummated prior to the release of the Shares by the Escrow Agent pursuant to the Escrow Agreement; and (b) if the Merger is not consummated prior to the release of the Shares by the Escrow Agent pursuant to the Escrow Agreement (and Seller has not given timely notice of rescission to the Escrow Agent) 22,000,000 shares of Common Stock of the Company.

     The Stock Purchase Agreement further provides that the Company and the Trust will also cause additional shares, subject to adjustment, currently held by the Trust to be surrendered to us for cancellation. The number of shares to be cancelled shall be (a) 24,996,000 shares of Common Stock of the Company minus the Purchased Shares and minus the EMLR Shares , if the Merger is consummated prior to the release of the Shares by the Escrow Agent pursuant to the Escrow Agreement; and (b) if the Merger is not consummated prior to the release of the Shares by the Escrow Agent pursuant to the Escrow Agreement, no (0) shares of Common Stock of the Company.

     The closing of the transactions contemplated by the Stock Purchase Agreement will occur immediately prior to the completion of the Merger. The summary of the Stock Purchase Agreement is qualified by reference to the complete text of the Stock Purchase Agreement which is filed as an exhibit to this 8-K.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

     The Merger Agreement also provides that prior to the completion of the Merger, Sharon Leach will resign from our board of directors, leaving Dan O'Meara as the sole director. Upon completion of the Merger, Mr. O'Meara will appoint Mark J. Ahn, Arie Belldegrun, Isaac Kier, Leon Rosenberg and Michael Weiser as directors of the Company. Mr. O'Meara will then resign immediately after making such appointment. Accordingly, following the Merger, Mark J. Ahn, Arie Belldegrun, Isaac Kier, Leon Rosenberg and Michael Weiser will constitute the entire board of directors.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)   Exhibits

     2.0 Agreement and Plan of Merger, dated June 17, 2004 between Email Real Estate.com, Inc., its wholly owned subsidiary, EMLR
Acquisition Corp. and Hudson Health Sciences, Inc.

     2.1 Stock Purchase Agreement dated June 17, 2004 between Email Real Estate.com, Inc., The Washington Trust (the "Seller" or "Trust") and R&R Biotech, LLC, Turquoise Partners, LLC, Chase Financing, Inc. (collectively, the "Purchasers").

Press Release dated June 22, 2004.

ITEM 9.   REGULATION FD DISCLOSURE

     On June 22, 2004, EMLR issued the attached press release announcing the merger. The press release is attached as Exhibit 99.1 and is incorporated in its entirety by reference.

                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   EMAIL REAL ESTATE.COM, INC.





                                   By:     /s/ Dan O'Meara
                                   Title:  President


Dated:  June 22, 2004





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